Exhibit 23.15

CONSENT OF QUALIFIED PERSON

Cementation hereby consents to the public filing of Sections 13.7.1, 13.7.2, 13.7.3, 13.7.4, 13.7.12, 13.7.9, 13.7.10, 13.7.11, 13.7.13, 13.7.14, 15.1.3, 15.1.4 and 23.1.8 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to this Registration Statement on Form S-1 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

Cementation also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Cementation also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

Cementation certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 15th day of May 2024 at Salt Lake City, Utah.

/s/ Everett Bird
Everett Bird, PE
Engineering Manager
Cementation